Exhibit (d)(xxi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                          INVESTMENT ADVISORY CONTRACT
                                LETTER AGREEMENT

                         MTB Investment Advisors, Inc.
                             100 East Pratt Street
                                   17th Floor
                              Baltimore, MD  21202

                                                                  March 30, 2007

MTB Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Dear Sirs:

      Under the Investment Advisory Contract between MTB Investment Advisors, Inc. (the "Adviser") and MTB Group of Funds (the "Trust"), dated August 22, 2003, as amended, the Adviser agrees to contractually waive all or a portion of its investment advisory fee (based on average daily net assets) to which it is otherwise entitled to receive from the Funds listed below and/or to reimburse certain operating expenses of the Funds in order to limit each Fund's total operating expenses (i.e., exclusive of indirect underlying fund operating expenses) to not more than the stated amount of the Fund's average daily net assets, for the period from May 1, 2007 through April 30, 2008.

                                                            MAXIMUM TOTAL NET
                                                            OPERATING EXPENSES

MTB Managed Allocation Fund - Aggressive Growth II             0.74%
MTB Managed Allocation Fund - Conservative Growth II           0.74%
MTB Managed Allocation Fund - Moderate Growth II               0.74%
MTB Large Cap Growth Fund II                                   1.00%
MTB Large Cap Value Fund II                                    1.00%

       This agreement supercedes a prior agreement dated March 14, 2007, which is hereby rescinded. If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

                                        Very truly yours,

                                        MTB INVESTMENT ADVISORS, INC.

                                        By:  /s/ William F. Dwyer
                                        Name:  William F. Dwyer
                                        Title:    President

ACCEPTED:
MTB GROUP OF FUNDS

By:  /s/ Judith J. Mackin
Name:  Judith J. Mackin
Title:  Vice President




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